EXHIBIT 99.1

[LOGO]  CONSTELLATION

NEWS RELEASE	CONTACTS:
Media Relations:
Mike Martin - 585-218-3669
Kevin Harwood - 585-218-3666
Investor Relations:
Lisa Schnorr - 585-218-3677
Bob Czudak - 585-218-3668

George Bresler Retires from Constellation Brands Board

FAIRPORT, N.Y., Nov. 18, 2005 -- Constellation Brands, Inc. (NYSE: STZ, ASX: CBR) today announced the retirement of George Bresler from its board, for health related reasons, effective Nov. 17, 2005. He joined the company’s Board in 1992 and had a law practice in New York City.

“George has been a valued member of our board of directors and the Constellation Brands family for many years,” said Richards Sands, Constellation Brands chairman and chief executive officer. “He has provided the company with excellent counsel and guidance, and he collaborated with fellow board members and Constellation management to maximize the value of the company to shareholders during a period of rapid growth. We are deeply indebted to George. He will be missed, and we wish him well.”

Constellation Brands, Inc. is a leading international producer and marketer of beverage alcohol brands with a broad portfolio across the wine, spirits and imported beer categories. Well-known brands in Constellation’s portfolio include: Corona Extra, Corona Light, Pacifico, Modelo Especial, Negra Modelo, St. Pauli Girl, Tsingtao, Black Velvet, Fleischmann’s, Mr. Boston, Paul Masson Grande Amber Brandy, Chi-Chi’s, 99 Schnapps, Ridgemont Reserve 1792, Effen Vodka, Stowells, Blackthorn, Almaden, Arbor Mist, Vendange, Woodbridge by Robert Mondavi, Hardys, Nobilo, Alice White, Ruffino, Robert Mondavi Private Selection, Blackstone, Ravenswood, Estancia, Franciscan Oakville Estate, Simi, Robert Mondavi Winery brands and Opus One. For additional information about Constellation Brands, as well as its product portfolio, visit the company’s Web site at www.cbrands.com.
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